EXHIBIT 10

❑Date

Name
Address

Dear _______________________:

❑ It is a pleasure to confirm our offer for the position of ____________________ in Borden Chemical, Inc. (BCI).

❑ We enjoyed our recent meeting with you and hope our discussions were positive for you as well. We would like to follow up our discussions with you by making you an offer of employment. The offer of employment is for the position of _________________ at BCI and the position is located in our ________________________ office. We would appreciate your response to our offer not later than Monday _______________.

❑ Your starting salary will be $___________/ monthly effective on the first day of employment. It is anticipated you will commence your employment on or before _________________________.

❑ To assist you in your transition to BCl, we are offering you a $__________ sign-on bonus, which you are eligible to receive after 90 days of employment.

❑ Based on your position and salary, as an active employee, you will be eligible to participate in the 2004 BCI (Local/Management) Incentive Plan prorated to your first month of employment. You must have joined the company by the 15th of that month to be eligible to receive incentive for that month. The terms of this plan and eligibility for participation are reviewed annually. During 2004, the plan provides a target incentive award of _______% of your salary, based on achieving financial objectives as well as team and individual project goals.

❑ During 2004, the plan provides a target incentive award of _______% of your salary, based on achieving EBITDA financial goals as well as specific personal performance goals.

❑ We are also pleased to offer you participation in the Executive Perquisites program effective January 2004. Your perquisite allowance will be $______. These perks are a cash payment that is considered taxable income. You can decide how best to spend the payment, however they are intended to help defray the cost of such items as a car, annual physical, country club or financial planning services. In addition, the perquisites program consists of four core insurance benefits including a disability income plan, additional life insurance, 24-hour business/personal/and travel accident insurance, and a personal umbrella policy. You will also be eligible to defer a portion of your compensation in the Borden non-qualified ESPP plan. An explanation of the plan and enrollment forms will be sent to you separately.

❑ In the event you accept this offer, Borden Chemical, Inc. agrees to provide you up to ___ severance allowance equal to your then current annual salary should Borden terminate your employment prior to ___________ without cause.  If you become employed within this year, your severance would end once you began your new employment.

❑ Additionally, as an active employee, you will be recommended to receive ___________ BCI stock options in ________________________.

❑ You are eligible to receive up to __________ weeks vacation per year, prorated to your start date during your first year of employment.

❑ We will share with you the cost of life, health care, pension and other benefit programs sponsored by BCI as in effect from time to time. Upon enrollment, your health care and your life coverage will be in effect on the first day of your employment. We have enclosed a summary of Benefits so that you can decide which programs best fit your needs. You will complete the appropriate enrollment documents during your New Hire Orientation Program.

❑ Your employment is contingent upon a complete reference check and successfully passing a drug screen. Please complete and return the Employment Application and authorization to obtain background information as soon as possible to enable us to initiate the background check.

❑ As part of the consideration for initial employment, you are required to execute a Security and Invention, Ethics, Conflicts of Interest and Non-Compete Agreement. A copy of this agreement along with our Code of Business Ethics is also enclosed.

❑ You will be covered under the (Homeowner Buyout/Marketing Assistance/Rental Assistance) relocation policy, which we will be happy to discuss with you either before or after your first day with us. In addition, we will provide 60 days of temporary housing expenses. Before initiating any action with your move you are encouraged to contact ____________ at Executive Relocation, phone ____________. He has been retained by BCI to assist you with all phases of your move and can help you with any questions you may have.

  As part of your relocation to the ________ area, you are eligible to receive a cost of living adjustment for your first three years in addition to your base salary. Based on current statistics the adjustment is a __% increase in cost of living from ______________ to the ___________ area. The amounts you will receive are a percentage of your base salary and will be paid on a declining basis as follows:
  Year 1       100% of the total cost of living increase   ___%
  Year 2        66% of the total cost of living increase   ___%
  Year 3        33% of the total cost of living increase    ___%
❑ We look forward to you joining Borden Chemical. This letter confirms our discussions concerning your offer package. You acknowledge that there are no other offer terms outstanding or upon which you may be relying.

❑ You should understand that your employment is “at-will.” The length of employment with BCI is not guaranteed. You are free to resign at any time with or without cause and BCI is free to terminate your employment with or without cause at any time.

  As a reminder we are an employer-at-will which means BCI has the ability to terminate your employment at any time just as you have the ability to leave the company at any time, with or without reason.
  Also, we are an employer-at-will which means you are employed at the will of the company and do not have an individual employment contract.
❑ Please acknowledge receipt and acceptance of this offer by signing and dating, and then returning the original of this letter to me. Please retain a copy for your records.

If you have questions or there is anything requiring clarification, please call.

Sincerely,

Judy Sonnett
Vice President, Human Resources

Offer accepted: ____________________ Date: ______________________